UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2015

TeleTech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11919	84-1291044
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9197 S. Peoria Street, Englewood, CO	80112-5833
(Address of principal executive offices)	(zip code)

(303) 397-8100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                        Entry into a Material Definitive Agreement.

On February 11, 2016, TeleTech Holdings, Inc. (the “Company”) entered into a First Amendment to its Amended and Restated Credit Agreement and a First Amendment to its Amended and Restated Security Agreement (collectively, “New Credit Agreement”) for its senior secured revolving credit facility (the “New Credit Facility”) with a syndicate of lenders (collectively, “Lenders”) led by Wells Fargo Bank, National Association, as agent, swing line and fronting lender.  The New Credit Agreement amends  the Company’s prior Amended and Restated Credit Agreement and Amended and Restated Security Agreement dated as of June 3, 2013 (the “Prior Credit Facility”).

As in the past, the Company plans to use its credit facility to finance ongoing working capital requirements, capital expenditures, acquisitions, share repurchases, and dividends. Indebtedness under the New Credit Facility is guaranteed by certain of the Company’s domestic subsidiaries and secured by the Company’s and the guarantors’ assets, as well as certain equity in their foreign subsidiaries.

Set forth below is a summary of material terms of the New Credit Facility that have changed as compared to the Prior Credit Facility. The summary is not intended to be complete and is subject to and qualified in its entirety by reference to the full text of the New Credit Agreement, which is incorporated herein by reference as Exhibit 10.90.

Commitment Amount

The total commitment amount available under the New Credit Facility is $900 million, an increase from $700 million under the Prior Credit Facility. The Company may increase the maximum aggregate credit commitment amount by an additional $300 million to $1.2 billion, if certain conditions are satisfied.

Maturity

The maturity date under the New Credit Facility was extended from June 3, 2018 to February 11, 2021.

Pricing

The pricing grid under the New Credit Facility provides higher net leverage tier breaks and lower credit spreads, both of which have the potential of lowering the cost of borrowing at higher net leverage levels. Pricing at closing was set at 100 basis points over Eurodollar loans.

Financial Covenants

The New Credit Facility’s financial covenants remain substantially the same, except

(i)	the covenant regarding the 3.0x Senior Leverage Ratio has been deleted,
(ii)

the 3.5x Leverage Ratio covenant, defined as the ratio of consolidated funded indebtedness to consolidated EBITDA, has been replaced with a 3.25x Net Leverage Ratio covenant, defined as the ratio of consolidated funded indebtedness, net of 70% of unrestricted cash, to consolidated EBITDA; and

(iii)	the Interest Coverage Ratio of 2.5x is defined as consolidated EBITDA (without any reductions that were present in the Prior Credit Facility) to interest expense for the covenant calculation period.

Interest Rates

Loans under the Credit Facility are designated at the Company’s election as base rate loans, eurodollar loans, or alternate currency loans.  Base rate loans bear interest at a rate equal to the greatest of (i) Wells Fargo Bank, National Association’s prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one month LIBOR plus 1.25%, in each case plus an applicable margin based on the Company’s Net Leverage Ratio.

Eurodollar loans bear interest at a rate equal to the rate obtained by dividing (i) the LIBOR rate for dollar deposits in immediately available funds as quoted by Reuters with a maturity comparable to the term of the Eurodollar loan by (ii) 1.00 minus the percentage prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement for a member bank in respect of Eurocurrency liabilities, plus an applicable margin based on the Company’s Net Leverage Ratio.

Alternate currency loans bear interest at a rate equal to the rate of interest quoted by Reuters as the rate for deposits in the relevant currency in immediately available funds, plus an applicable margin based on the Company’s Net Leverage Ratio.

Except as otherwise noted above, the other material terms of the Prior Credit Agreement, which were previously disclosed in the Company’s Current Report on Form 8-K filed June 7, 2013, remain substantially unchanged.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits

10.90

Credit Agreement and Security Agreement, originally dated June 3, 2013, and amended and restated on February 11, 2016, among TeleTech Holdings, Inc., certain subsidiaries of TeleTech Holdings, Inc. and Wells Fargo, National Association, as administrative agent, swing line lender and fronting lender, Key Bank National Association, Bank of America, N.A., BBVA Compass, HSBC Bank USA, National Association, Bank of the West, and U.S. Bank, National Association, each as documentation agent, and Wells Fargo Securities, LLC, KeyBank National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BBVA Compass, HSBC Bank USA, National Association, and Bank of the West, as joint lead arrangers and joint bookrunners.

99.1	Press release of TeleTech Holdings, Inc., dated February 16, 2016, announcing the amendment to the credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.
(Registrant)

Dated: February 16, 2016	By:	/s/ Regina M. Paolillo
Regina M. Paolillo, Executive Vice President,
Chief Financial and Administrative Officer